Exhibit 2

                            Working Translation Only


                 Control and Profit and Loss Transfer Agreement

between

Coca-Cola GmbH, registered in the commercial register of the local court of Essen under HRB 527,

                                         (hereinafter referred to as "CC GmbH"),

and

Coca-Cola Erfrischungsgetraenke AG, registered in the commercial register of the local court of Berlin-Charlottenburg under HRB 62845,

                                          (hereinafter referred to as "CCE AG").

Preamble

Within the framework of the  restructuring  of the German Coca-Cola  system,  an increased regionalisation of the German Coca-Cola organisation shall be achieved. By maintaining a multitude of bottlers the position of CCE AG within the German bottlers shall also be changed. In view of this, CC GmbH and CCE AG agree the following:

[Section] 1   Management

1.1 CCE AG submits itself to the control of CC GmbH. CC GmbH is accordingly entitled to issue instructions to the board of directors of CCE AG regarding the management of CCE AG's business.

1.2 Instructions regarding management measures which require the consent of CCE AG's supervisory board have to be issued in writing, per telecopy or per e-mail.

[Section] 2   Transfer of Profits

2.1 For the term of this Agreement CCE AG is obliged to transfer to CC GmbH its entire profit. Subject to the formation or withdrawal of reserves according to [Section] 2.2, profit is considered

                            Working Translation Only
                                                                           -2-

     to be the annual net income accruing before any profit has been transferred minus any accumulated losses brought forward from the preceding year and minus the amount to be transferred to the legal reserve pursuant to [Section] 300 AktG.

2.2 With the consent of CC GmbH, CCE AG may transfer amounts from the annual net income to other revenue reserves, provided that this is permissible under commercial law and justified according to reasonable commercial judgement. If amounts have been transferred to other revenue reserves throughout the duration of this Agreement pursuant to [Section] 272 para. 3 HGB (hereinafter referred to as "Other Revenue Reserves") and/or to capital reserves from additional payments of CC GmbH pursuant to [Section] 272 para. 2 no. 4 HGB (hereinafter referred to as "Capital Reserves from Additional Payments"), these amounts shall be with- drawn on CC GmbHs demand and shall be used for the compensation of the annual deficit or shall be transferred as profit. Other Revenue Reserves and Capital Reserves from Additional Payments which were generated before the commencement of this Agreement may not be transferred as profit.

2.3 The obligation to transfer profits applies for the first time to the entire profit of the financial year beginning on 1 January 2002.

[Section] 3   Assumption of Losses

     CC GmbH is obliged to compensate any annual net loss accruing during the term of this Agreement to the extent that such loss is not compensated by withdrawing amounts from the Other Revenue Reserves and/or Capital Reserves from Additional Payments that were transferred to such reserves during the term of this Agreement. Losses having occurred before the commencement of this Agreement are not assumed.

[Section] 4   Compensation pursuant to [Section] 304 AktG

4.1  CC  GmbH  guarantees  to all  other  shareholders  of  CCE AG  (hereinafter referred to as "Remaining Shareholders of CCE AG") as reasonable compensation for every full financial year of CCE AG and for each no par value share in CCE AG the payment of EUR 0.76. The payment of the compensation is due on the day after the annual general meeting of CCE AG in which the board of directors submits the adopted annual financial statement for the previous financial year or in which the adoption of the annual financial statement for the previous financial year is resolved.

                            Working Translation Only
                                                                           -3-


4.2 The compensation payment shall be made for the first time for the full financial year of CCE AG beginning on 1 January 2002. If the financial year of CCE AG is changed during the term of this Agreement, on a prorated basis. However, the compensation shall not be reduced if this Agreement ends during a financial year of CCE AG.

4.3 The compensation payment shall be received by those Remaining Shareholders of CCE AG who are shareholders of CCE AG at the time the compensation payment becomes due. To the extent that a remaining shareholder of CCE AG will transfer its shares to CC GmbH or to an enterprise to be designated by CC GmbH with effect as per 31 December 2006, 24.00 hours, in accordance with [Section] 6, he shall still receive the full compensation payment for the financial year 2006. To the extent that a remaining shareholder will transfer its shares to CC GmbH or to an enterprise to be designated by CC GmbH with effect as per 31 December 2005, 24.00 hours, in accordance with [Section] 6, he shall receive the full compensation payment for all financial years until 31 December 2005 provided that he will assign to CC GmbH his prospective claims for payment of a dividend against CCE AG for the financial years until 31 December 2005.

4.4 In the case of an increase of the share capital of CCE AG from the company's own reserves, the total amount of the compensation to be paid to all Remaining Shareholders of CCE AG shall remain unchanged and the compensation amount to be paid on each share shall be decreased proportionally.

4.5 In the case of an increase of the share capital of CCE AG by way of contribution, the compensation shall also be paid on the new shares, provided these are taken over by Remaining Shareholders of CCE AG.

4.6 In the case of a reduction of the share capital of CCE AG in order to balance losses having occurred before the commencement of this Agreement, the total amount of the compensation to be paid to all Remaining Shareholders of CCE AG shall remain unchanged and the compensation amount to be paid on each share shall be increased proportionally.

4.7 If the share capital of CCE AG is divided anew in such way that new shares are issued while the amount of the share capital remains unchanged, whereby the prorated amount of the share capital attributable to each share is reduced (share-split), the total amount of the compensation to be paid to all Remaining Shareholders of CCE AG shall remain unchanged

                            Working Translation Only
                                                                           -4-


     and the compensation amount to be paid on each share shall be reduced proportionally.

[Section] 5   Effectiveness and Duration

5.1 This Agreement is concluded subject to the condition precedent that the consent of the general meeting of CCE AG and the shareholders' meeting of CC GmbH is given.

5.2 This Agreement is subject to the condition precedent that the competent cartel office does not prohibit the merger within in statutory time periods or states that the merger will not be prohibited.

5.3 This Agreement shall become effective upon registration in the commercial register of CCE AG. To the extent legally permissible, the Agreement shall commence on 1 January 2002, 0.00 hours, and end on 31 December 2006, 24.00 hours. This Agreement can be terminated by CC GmbH on nine months' written notice as per the end of the calendar year, for the first time as per 31 December 2004, 24.00 hours.

5.4 The right to terminate this Agreement for cause without notice of termination remains unaffected.

[Section] 6   Share Value Guarantee

6.1 Each remaining shareholder shall have the right to irrevocably offer CC GmbH (in the sense of a genuine agreement in favour of a third party), by means of a written declaration which has to correspond to the declaration contained in the Appendix to this Agreement, to sell and transfer all or a certain number of its shares in CCE AG to CC GmbH or to an enterprise to be designated by CC GmbH for a cash consideration of EUR 16.87 for each share with effect as per 31 December 2006, 24.00 hours ("Offer").

6.2 The Offer has to remain open until 31 December 2006, 24.00 hours, and must be received by CC GmbH by 31 October 2006 at the latest.

6.3 Other and/or further conditions and/or limitations in time must not be included in the Offer. Share certificates, dividend coupons and renewal coupons have to be enclosed with the Offer,

                            Working Translation Only
                                                                           -5-

     to the extent that such certificates and/or coupons have been issued to the remaining shareholder.

6.4 If the Offer, together with the share certificates, dividend coupons and renewal coupons, is received by CC GmbH in time, CC GmbH is obliged to either accept the Offer within the time period set itself or to cause an enterprise designated by it to accept the Offer. If CC GmbH causes an enterprise designated by it to accept the Offer, CC GmbH shall guarantee by means of a directly enforceable guarantee that all obligations of the enterprise designated by it are fulfilled under this Agreement.

6.5 The purchase price is payable within one week after the transfer has become effective.

6.6 If this Agreement is terminated by CC GmbH prior to 31 December 2006, 24.00 hours, the provisions of this [Section] 6 apply accordingly provided that CC GmbH has to been offered to sell and transfer the shares in CCE AG as per 31 December 2005, 24.00 hours, and that the Offer must be received by CC GmbH within six weeks after the day on which the Remaining Shareholders of CCE AG have been notified of the end of this Agreement to the addresses of the respective recipients last communicated in writing and has to remain open for twelve weeks after this date. The notification of the managing director of Norddeutscher Pool GbR last communicated to CC GmbH in writing replaces the notification of those Remaining Shareholders of CCE AG who are shareholders in Norddeutscher Pool GbR.

[Section] 7   Final Provisions

7.1 This Agreement contains the entire agreement between CC GmbH and CCE AG. There are no side agreements.

7.2 Amendments and supplements to this Agreement must be in writing, require the consent of the general meeting of CCE AG and the shareholders' meeting of CC GmbH, and shall become effective on registration in the commercial register. [Section] 295 para. 2 AktG remains unaffected.

7.3 Should any of the provisions of this Agreement be or become invalid or impracticable as a whole or in part or should a gap in this Agreement become evident, this shall not affect the validity of the remaining provisions. In place of the provision which is invalid or impracticable or in order to fill the gap, CC GmbH and CCE AG shall agree on an appropriate pro-

                            Working Translation Only
                                                                           -6-


     vision which, to the extent legally permissible, most closely reflects what CC GmbH and CCE AG intended or what they would have intended, in light of the sense and purpose of this Agreement, had they considered the point on conclusion of this Agreement.

7.4 This Agreement shall be governed by German law. The German version shall prevail.

7.5 The court of jurisdiction for disputes between CC GmbH and CCE AG under or in relation to this Agreement is Essen.

                            Working Translation Only
                                                                           -7-



Essen, ............2001                       Berlin,............. 2001




--------------------------------        -----------------------------------
(Coca-Cola GmbH)                        (Coca-Cola Erfrischungsgetraenke AG)

                            Working Translation Only
                                                                           -8-


Coca-Cola GmbH
Max-Keith-Strasse 66
45136 Essen



Offer according to Section 6 of the Control and Profit and Loss Transfer Agreement between Coca-Cola GmbH and Coca-Cola Erfrischungsgetraenke AG


Dear Sir or Madam:

I, [complete name of the shareholder], hereby irrevocably offer Coca-Cola GmbH to sell and transfer [number] no par value shares of Coca-Cola Erfrischungsgetraenke AG of the class [class (es) of shares] having the share numbers [share numbers] (hereinafter referred to as "Shares") to Coca-Cola GmbH or an enterprise to be designated by Coca-Cola GmbH for a cash consideration of EUR 16.87 for each share with effect as per 31 December [2006], 24.00 hours. To the extent that I have received share certificates, dividend coupons and renewal coupons I enclose these with this offer.

I represent that I am the sole legal and economic owner of the Shares, that I am not restricted to dispose of the Shares subject to the possibly necessary approval of Coca-Cola Erfrischungsgetraenke AG and that the Shares are not encumbered with any rights of third parties. Any further liability is excluded.

My offer remains open until 31 December [2006],  24.00 hours. In accordance with
Section 151 sentence 1 German civil Code I waive the right to receive the declaration of acceptance.

I instruct Coca-Cola GmbH or the enterprise to be designated by Coca-Cola GmbH to transfer the purchase price, which is payable within one week after the transfer has become effective, to my account, account number [number], with the [bank], bank sorting code [bank sorting code].

Yours sincerely


----------------------------------
[Complete name of the shareholder]